Exhibit 99.1

 Impac Mortgage Holdings, Inc. Reports a 34% Increase in Earnings Per Share To
             $0.63 for the Third Quarter 2003 as Compared to $0.47
                           For The Third Quarter 2002


    NEWPORT BEACH, Calif., Nov. 5 /PRNewswire-FirstCall/ -- Impac Mortgage Holdings, Inc. (NYSE: IMH) ("IMH" or the "Company"), a real estate investment trust ("REIT"), reports third quarter 2003 net earnings of $33.4 million, or $0.63 per diluted share as compared to net earnings of $19.4 million, or $0.47 per diluted share, for the third quarter 2002. IMH filed a Form 10-Q with the Securities and Exchange Commission that includes comprehensive financial information for the third quarter of 2003. IMH's Form 10-Q is also available on the Company's Web site at www.impaccompanies.com (please refer to SEC Filings).

    Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. commented, "We are pleased to report another quarter of solid operating performance. Our business model that includes the long-term investment operations and value added operational business units continues to demonstrate its ability to provide stability of earnings through diversification. Furthermore, we believe those synergistic businesses offer significant future growth opportunities that should enhance overall shareholder value."
Mr. Tomkinson further commented, "The Company still expects to declare and pay a dividend of at least $0.50 per common share in the fourth quarter of 2003."


                 Financial Highlights for Third Quarter 2003

     * Earnings per diluted share increased to $0.63 compared to $0.58 for the second quarter of 2003 and $0.47 for the third quarter of 2002;

     * Estimated taxable income per diluted share was $0.61 compared to $0.56 for the second quarter of 2003 and $0.61 for the third quarter of 2002 (refer to reconciliation of net earnings to estimated taxable income below);

     * Cash dividends declared per share were $0.50 for the second and third quarters of 2003 compared to $0.45 for the third quarter of 2002 and we expect to declare and pay at least a $0.50 cash dividend during the fourth quarter of 2003;

     * Total assets increased to $9.0 billion as of September 30, 2003 compared to $6.6 billion as of December 31, 2002 and $5.4 billion as of September 30, 2002;

     * Book value per share increased 21% to $8.11 as of September 30, 2003 compared to $6.70 as of December 31, 2002 and $6.40 as of September 30, 2002;

     * Total market capitalization increased to $859.2 million as of September 30, 2003 compared to $521.2 million as of December 31, 2002 and $478.4 million as of September 30, 2002;

     * Dividend yield as of September 30, 2003 was 12.35%, based on an annualized third quarter cash dividend of $0.50 per share and closing stock price of $16.19 per share as of September 30, 2003;

     * Return on average assets and equity was 1.56% and 34.82% compared to 1.52% and 34.48% for the second quarter of 2003 and 1.64% and 29.27% for the third quarter of 2002;

     * The mortgage operations, acquired and originated $2.7 billion of primarily non-conforming Alt-A mortgages, or "Alt-A mortgages," compared to $1.9 billion for the second quarter of 2003 and $1.7 billion for the third quarter of 2002;

     * The long-term investment operations retained $1.3 billion of primarily Alt-A mortgages compared to $806.6 million for the second quarter of 2003 and $1.1 billion for the third quarter of 2002;

     * Novelle Financial Services, Inc., an originator of B/C mortgages, and a business unit of the mortgage operations, originated $138.7 million of B/C mortgages compared to $105.7 million for the second quarter of 2003 and $126.0 million for the third quarter of 2002;

     * Impac Multifamily Capital Corporation originated $90.0 million of small balance, multi-family mortgages, or "multi-family mortgages," compared to $74.1 million for the second quarter of 2003 and $42.1 million for the first quarter of 2003; and

     * Average short-term warehouse advances made by the warehouse lending operations to non-affiliated customers increased to $666.8 million compared to $551.8 million for the second quarter of 2003 and $347.7 million for the third quarter of 2002.

     Conference Call & Live Web Cast
     Date:     Thursday, November 6, 2003
     Time:     9:00 a.m. Pacific  Time (12:00 p.m. Eastern Time).
     Speaker:  Mr. Joseph Tomkinson, Chairman and Chief Executive Officer
     Subject: Third quarter 2003 results of operations and general update Dial In: (800) 350-9149, conference ID number: 3715477

    Live Webcast/ & Archive: http://www.impaccompanies.com link to Investor Relations / Presentations

    Reconciliation of Net Earnings to Estimated Taxable Income
    The following table presents a reconciliation of net earnings to estimated taxable income for the periods indicated (in thousands, except per share amounts):



                                                      For the Three Months
                                                       Ended September 30,
                                                       2003           2002
     Net earnings                                    $33,417        $19,434
     Adjustments to net earnings:
      Provision for loan losses                        7,820          5,361
      Dividend from the mortgage operations           11,000          4,208
      Tax deduction for actual loan losses            (2,082)          (731)
      Tax loss on sale of investment securities       (1,180)            --
      Recovery of previously charged-off
       investment securities                          (4,999)            --
      Net earnings of the mortgage operations        (11,464)            --
      Equity in net earnings of IFC                       --         (2,755)
     Estimated taxable income (1)                    $32,512        $25,517
     Estimated taxable income per diluted
      share (1)                                        $0.61          $0.61


     (1) Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating tax loss carry-forwards, if any.




    Note: Safe Harbor "Statement under the Private Securities Litigation Reform Act of 1995." This release contains forward-looking statements including statements relating to the expected performance of the Company's businesses, earnings and dividend expectations. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earning levels, the timely and successful implementation of strategic initiatives, the ability to generate sufficient liquidity, interest rate fluctuations on our assets that differ from those on our liabilities, increase in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or interest rates, the availability of financing and, if available, the terms of any financing, changes in estimations of acquisition and origination and resale pricing of mortgage loans, changes in markets which the Company serves, including the market for Alt-A mortgages and fixed rate loans, the inability to originate multi-family or sub-prime mortgages, changes in general market and economic conditions, unanticipated delays in generating reports and other factors described in this press release and under "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company's results may differ materially from its expectations and projections. We will update and revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.


    Impac Mortgage Holdings, Inc. is a Mortgage Real Estate Investment Trust, which operates three core businesses: (1) the Long-Term Investment Operations,
(2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long -Term Investment Operations invests primarily in Alt-A mortgage loans. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans and the Warehouse Lending Operations provides short-term financing to mortgage loan originators. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.


    For additional information, questions or comments call or write Tania Jernigan, V.P. Investor Relations at (949) 475-3722 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com .


Website address: www.impaccompanies.com


SOURCE  Impac Mortgage Holdings, Inc.
    -0-                             11/05/2003
    /CONTACT: Tania Jernigan, V.P. Investor Relations of Impac Mortgage Holdings, Inc., +1-949-475-3722, tjernigan@impaccompanies.com /
    /Web site:  http://www.impaccompanies.com /
    (IMH)

CO:  Impac Mortgage Holdings, Inc.; Novelle Financial Services, Inc.
ST:  California
IN:  FIN RLT
SU:  ERN CCA